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                                                                    Exhibit 10.1

                         AGREEMENT OF PURCHASE AND SALE

     Inland Real Estate Corporation, a Maryland corporation ("Purchaser") agrees to purchase, and KBS Retail Limited Partnership, a Delaware limited partnership ("Seller") agrees to sell, the land situated in the Village of Bolingbrook, County of Cook, State of Illinois, commonly known as the Maple Park Place Shopping Center and legally described on Exhibit A attached hereto and made a part hereof (the "Property"). Additionally included are all rights, privileges, easements and appurtenances thereto, including, but not limited to, any easement for ingress, egress and parking, and all contracts, agreements, utility contracts or other rights relating to the ownership, use and operation of the Property.

     1. Purchase Price. The purchase price for the Property shall be $15,262,150.00, subject to customary prorations, payable by wire transfer of immediately available funds at Closing, at which time Seller shall cause, at its sole cost, the release of any liens and encumbrances secured by the Property, subject to the provisions of Paragraph 4.

     2. Deposit. On or before December 24,1996, Purchaser shall deposit $250,000.00 (the "Deposit") with Chicago Title Insurance Company ("Escrow Holder") pursuant to the terms of an escrow in Escrow Holder's form of Strict Joint Order Escrow Trust Instructions, to secure Purchaser's performance hereunder. All interest payable with respect to the Deposit, less investment fees, if any, shall be added to and become a part of the Deposit. The Escrow Holder shall return the Deposit to Purchaser or Seller only upon a written joint order from Seller and Purchaser. Notwithstanding the foregoing, prior to December 20, 1996, Purchaser shall have the unilateral right to request the return of the Deposit from the Escrow Holder if the Board of Directors approval has not been obtained as provided in Paragraph 7 below.

     3. Review of Property. Purchaser acknowledges that Seller has delivered to Purchaser the documents referred to in the correspondences attached hereto as Exhibit D. Seller has made available to Purchaser its files relating to the Property and provided Purchaser and its agents or consultants with access to the Property to inspect the Property to determine its present condition. Purchaser has determined, in its sole discretion, that all matters relating to the Property, including, without limitation, the physical, economic and environmental condition of the Property, are

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acceptable. Prior to and for the three (3) year period following Closing,
Purchaser shall have the right to have its auditors and/or accountants conduct an audit of Seller's books and records relating solely to the Property and the Property's operations for the period of time prior to Closing. Seller will cooperate with Purchaser and its accountants/auditors and will make a representation to its accountants/auditors on form prepared by Seller based solely upon Seller's best knowledge and belief, without independent investigation, that the income and expense information contained in Seller's Property books and records are materially complete, true and correct and fairly represent the operations of the Property for the period represented. Purchaser hereby agrees to forever indemnify, defend and hold harmless Seller from and against any claim, damage, loss, liability, cost or expense (including reasonable attorney's fees and court costs) to which Seller is at anytime subjected by any party as a result of Seller's compliance with the terms and conditions of this Section 3, except as a result of Seller's breach of the above representation. Purchaser further agrees that no information, books or records provided pursuant to this Section 3 shall be the basis of any claim by Purchaser against Seller with respect to the sale of the Property to Purchaser or any representation or warranty given by Seller with respect to the Property. This covenant will survive the Closing.

     4. Title and Survey. Seller has delivered to Purchaser a copy of a title commitment for the Property, copies of all documents relating to title exceptions referred to therein, and a copy of a recent survey of the Property (the "Existing Survey"), which Purchaser has approved. Seller shall deliver to Purchaser, prior to the Closing, an updated survey of the Property substantially similar to the Existing Survey and certified to Purchaser, its land trust, its beneficiary, and Lasalle National Bank, N.A. ( the "New Survey"), which certification shall be in the form of Exhibit F attached hereto. Purchaser agrees to take title subject to the title exemptions listed on Exhibit D attached hereto (the "Permitted Exceptions"). Seller shall use reasonable efforts to cure any title or survey objection (i.e., any survey defect reflected on the New Survey which was not reflected on the Existing Survey) other than the Permitted Exceptions, either by removing same or by insurance over such objected-to exception, subject to the provisions set forth below. The policy of title insurance to be issued by Escrow Holder shall be a 1970 ALTA Form B Owner's Title insurance Policy in an

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amount equal to the purchase price, subject to the Permitted Exceptions and shall contain full extended coverage over all general title exceptions contained in such policy, a 3.1 zoning endorsement with parking, a tax parcel identification endorsement confirming that all property included with each tax parcel identification number affecting the Property consists solely of property included within the definition of Property herein, a location endorsement, an access endorsement, a contiguity endorsement, and an endorsement insuring no violation of building lines, covenants, easements or restrictions pertaining to the Property (collectively, the "Title Policy"). Seller shall work with the Escrow Holder to obtain such endorsements. Purchaser shall satisfy itself (i) with regard to the form of the above endorsements and (ii) that the New Survey does not raise any new title defects, and the Closing shall be contingent upon the satisfaction of such matters. If, prior to Closing, Seller is unable to remove or provide insurance over any exceptions to title or survey matters that arise after the date hereof and are not Permitted Exceptions, and Purchaser is unwilling to take title subject thereto, then Purchaser may terminate this Agreement and the Deposit, and all interest thereon, shall be returned to Purchaser. However, if such exceptions to title or survey matters are not removed or insured over by the date of the Closing, Purchaser may elect to accept title subject thereto and to discharge any tax, mortgage, financing or mechanic's lien of any amount or any other unpermitted monetary liens or encumbrances which can be discharged by the payment of $150,000 or less and to deduct from the purchase price the amount necessary to do so. The above referenced $150,000 limit shall not be applicable to mortgages or liens recorded against the Property with the consent of Seller.

     5. Representations and Warranties.

     5.1 Representations and Warranties of Seller. As used in this Section 5.1, the phrase "to the best knowledge of Seller" shall mean and be limited to the actual knowledge of Hersch M. Klaff, Renee Epstein, the person responsible for the day to day management of the Property, or Margaret Fogarty. Seller hereby warrants and represents to Purchaser as follows:

             (a) Seller has received no written notice of any litigation, special assessments, condemnation, environmental, zoning or other land-use regulation proceedings and, to the best knowledge of Seller, none of the above proceedings are

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        either pending or planned to be instituted with respect to the
        Property or any part thereof

             (b) That this Agreement has been, and all the documents to be delivered by Seller to Purchaser at Closing will be when so delivered, duly authorized, executed, and delivered by Seller, are or will be legal, valid and binding obligations of Seller, will be sufficient to convey title, and do not and will not at Closing violate any provisions of any agreement to which Seller or the Property is subject.

             (c) That Seller is not a "foreign person" within the meaning of
        Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and that Seller will furnish to Purchaser, prior to Closing, an affidavit in form satisfactory to Purchaser confirming the same.

             (d) That the documents previously delivered to Purchaser are true and correct and complete copies, and, to the best knowledge of Seller, are in full force and effect, without default by any party and without any right of set-off except as disclosed in writing at the time of such delivery.

             (e) To the best knowledge of Seller, the Property is not in violation of any federal, state or local law, ordinance or regulation, including those relating to industrial hygiene, environmental conditions, hazardous wastes or toxic materials on, under or about the Property, including, without limitation, soil and groundwater conditions. Seller further represents and warrants that neither Seller nor, to the best knowledge of Seller, any third party has used, manufactured, stored or disposed of on, under or about the Property or transported to or from the Property, any flammable explosives, radioactive materials or wastes, hazardous materials or wastes, toxic materials or wastes, asbestos, asbestos-containing materials, PCBs, underground storage tanks, or other similar materials or wastes.

             (f) Except for Seller and the tenants of the Property (the "Tenants"), to the best knowledge of Seller, there are no persons in possession or occupancy of the


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        Property or any part thereof, nor are there any persons who have possessory rights in respect to the Property or any part thereof.

             (g) The only leases affecting the Property are listed on Exhibit B attached hereto and made a part hereof (the "Leases"), which Leases have not been amended, modified or supplemented since the date thereof, which Leases have been previously provided to Purchaser and approved by Purchaser. Except as set forth in the Leases, to the best knowledge of Seller, there are no options to purchase or rights of first refusal, no rights of off-set against Seller as a result of any work performed or monies advanced by the tenant and, to the best knowledge of Seller, no delinquencies. To the best knowledge of Seller, neither the landlord nor the Tenants under the Leases are in default under the Leases and no event has occurred or condition exists which would, with the passage of time or giving of notice, constitute a default under the Leases.

             (h) Other than the Leases, the Permitted Exceptions and any agreements that may have been entered into by the Tenants with any person or entity other than Seller or any agent or employee of Seller, to the best knowledge of Seller, there are no construction contracts, service contracts (which will survive the Closing) or other agreements or contracts or commitments or oral or written understandings in existence affecting the Property or the use thereof.

             (i) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors,
        (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

             (j) From and after the date hereof through and including the Closing, Seller shall not do, suffer or permit, or agree to do, any of the following:


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                     (i) enter into any transaction affecting the Property out
                of the ordinary course of business which will diminish or otherwise affect Purchaser's interest under this Agreement or in or to the Property or which will prevent Seller's full performance of its obligations hereunder, or

                     (ii) sell, lease, encumber (or permit the principal
                outstanding balance of any mortgage or mortgages encumbering the Property, or any part hereof, to exceed the Purchase Price), or grant any interest in the Property or any part thereof in any form or manner whatsoever, or

                     (iii) enter into, amend, waive any rights under,
                terminate or extend the Leases without Purchaser's prior written consent thereto, which consent shall not be unreasonably withheld or delayed by Purchaser.

             (k) Seller shall furnish to Purchaser all disclosures and other information required pursuant to the Illinois Responsible Property Transfer Act of 1988, as amended, or shall execute and deliver at closing an "IRPTA Affidavit" stating that no filing is required pursuant to the provisions of the Illinois Responsible Property Transfer Act of 1988, as amended.

             (1) To the best knowledge of Seller, all lease commissions and tenant improvement expenses, if any, incurred by Seller in connection with the Leases have been paid in full by Seller, and no leasing commissions or tenant improvement expenses will become due and owing after the Closing in connection with the Leases as a result of lease renewal or otherwise.

             (m) To the best knowledge of Seller, the information to be furnished by Seller on which the computation of prorations is based shall be true, correct and complete in all respects.

             (n) To the best knowledge of Seller, the operating and financial statements provided by Seller are true, correct and complete as of the date thereof and fairly represent the income and expenses of the Property for the periods covered by such

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        statements, but are not, in any way, a representation or warranty with respect to the future operations, revenues or expenses of the Property.

             (o) There are no items of personal property used for the specific and ongoing maintenance and operation of the Property owned by Seller and located at the Property.

             (p) Seller has not received written notice of any code violation pertaining to the Property and, to the best knowledge of Sellers, do not know of any such code violations.

     5.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that this Agreement has been, and all the documents to be delivered by Purchaser to Seller will be, duly authorized, executed, and are or will be legal, valid, and binding obligations of Purchaser, are or will be enforceable in accordance with their respective terms, and do not and will not at Closing violate any provisions of any agreement to which Purchaser is subject.

     5.3 Continuation. The continued accuracy in all respects of the aforesaid representations and warranties shall be a condition precedent to the parties' obligation to close. Seller shall promptly advise Purchaser if at any time prior to Closing any of the representation or warranties of Seller are incorrect or untrue. If any of said representations and warranties of Seller shall not be correct at the time the same is made or as of the Closing, Purchaser, as its sole remedy, may elect in its discretion to terminate this Agreement whereupon the Deposit shall be returned to Purchaser and there shall be no further liability on the part of either party to the other, except that if the breach of the representation or warranty was willful or intentional, Purchaser may pursue any rights it may have in law or in equity. Notwithstanding the foregoing and provided the Closing occurs, any fact, condition or circumstance known or disclosed in writing to Purchaser as of the Closing, and contradicting or rendering untrue any warranty or representation made by Seller under this Agreement, shall render such warranty or representation superseded and of no effect to the full extent of such contradiction or untruth. Seller shall only be responsible for breaches of representations and warranties where the breach in question existed as of the Closing. If Purchaser first discovers, after the Closing, a breach

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of any such representation or warranty made in this Agreement by Seller then, in addition to the survival limitations set forth below in Paragraph 8.13 below, Purchaser shall, as a condition of enforcing its rights under this Agreement, notify Seller, in writing of the specifics of such breach and, if curable, shall further afford Seller a cure period consisting of thirty (30) days. If Seller fails to so cure or remedy such breach to Purchaser's reasonable satisfaction, then Purchaser's sole remedy against Seller shall be to file an action or proceeding against Seller (but not against any general or limited partners of Seller) for the actual (not consequential) damages suffered by Purchaser as a direct result of such breach(es), which damages may be recoverable from the Fund (as hereinafter defined).

     5.4 Condition of Property. Purchaser acknowledges that it has made a thorough investigation of the Property. Purchaser also acknowledges that, except as set forth in Section 5.1 above, Seller has not made and does not hereby make any representations, warranties or other statements as to the condition of the Property and Purchaser acknowledges that at Closing it is purchasing the Property on an "as is", "where is" basis and without relying on any representations and warranties of any kind whatsoever, express or implied, from Seller, its partners, employees, shareholders, officers, directors, agents or brokers as to any matters concerning the Property, except as expressly provided elsewhere in this Agreement. Except as expressly provided elsewhere in this Agreement, Seller specifically disclaims any and all warranties, express or implied, as to fitness, merchantability or otherwise, relating to the physical, legal, economic or other condition or status of the Property, and, except as expressly provided elsewhere in this Agreement, all such warranties and representations are forever waived and released by Purchaser.

     6. Closing.

     6.1 Closing of Sale. The purchase and sale contemplated herein shall close (herein referred to as the "Closing") at the office of the Escrow Holder on January 8, 1997. At Closing, Seller will deliver to Purchaser a statutory special warranty deed in form and substance reasonably satisfactory to Purchaser and other closing documents required hereunder and Purchaser will cause payment of the purchase price, plus or minus prorations, to be made to Seller. The sale (payment of purchase price and delivery of deed) shall be closed through escrow with the Escrow Holder in

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accordance with the general provisions of the usual form of escrow agreement used in similar transactions by such holder with special provisions inserted as may be required to conform with this Agreement.

     6.2 Proration, Adjustments. Taxes (relating solely to any vacant space within the Property since January 1,1996, but only to the extent such space was vacant at any time after January 1,1996), rental, and other income, and operating or other expenses of the Property, shall be prorated as of 12:00 Midnight prior to the date of Closing. Seller shall also give Purchaser a credit against the purchase price for all security deposits held pursuant to the Leases and all interest due thereon and any overpayments of real estate taxes made by Tenants for the 1996 calendar year, which shall be calculated as follows: (i) the total real estate taxes paid by Tenants (other than Kmart and Eagle) in 1996, minus (ii) the real estate taxes paid by Seller in 1996 relating to such Tenants. Purchaser shall also receive a credit for any monthly real estate tax payments made by Tenants for October, November and December, 1996 and January, 1997. Any 1995 real estate taxes (payable in 1996) due from Kmart and Eagle shall belong to Seller. Within 120 days after the Closing, Seller shall reconcile the common area maintenance payments made by Tenants for the 1996 calendar year. It is anticipated that Tenants have underpaid their common area payments by approximately $49,000 (approximately $32,000 from Eagle who pays their common area maintenance charges on an annual basis.). In the event Tenants have overpaid their common area maintenance obligations for the 1996 calendar year, Seller shall pay Purchaser such overpayment. In the event Tenants have underpaid their common area maintenance obligations for the 1996 calendar year, Seller shall be entitled to collect such underpayment directly from Tenants. Purchaser shall cooperate with Seller in attempting to get Tenants to pay their underpayment and attempting to get Eagle to pay its outstanding obligations to Seller relating to taxes (approximately $10,000), l995 common area maintenance (approximately $26,000 which will be assigned to Holmes-Barile) and an outstanding obligation to Kmart (approximately $18,500). If any Tenant pays their underpayment to Purchaser, Purchaser shall pay to Seller such underpayment as collected from each Tenant. Seller and Purchaser shall prorate collected base rent, capital reimbursements or other income paid by Tenants for the month of the Closing, but Seller shall not be

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entitled to credit for delinquent sums at the Closing. Seller shall have the right, after Closing, to seek collection of any delinquent or uncollected amounts due from Tenants and any delinquent or uncollected amounts received by Purchaser after Closing related to the period prior to Closing shall be paid by Purchaser to Seller promptly upon receipt; provided that amounts received from Tenants by Purchaser shall be first applied to current charges, and the balance shall be applied to make up delinquencies; provided, however, that if any amounts received from Tenants by Purchaser are specifically designated as being applicable to future rent obligations, such amounts should be so applied. Purchaser shall deliver the purchase price to Seller in good funds by 2:00 p.m. local time on the day of Closing. If Seller does not receive the funds by such time, prorations shall be made as of Midnight on the day Seller does receive funds.

     6.3 Closing Costs. Seller shall pay the cost of Purchaser's Title Policy, the cost of the updated Survey, all state and county transfer taxes, recording of release deed or the documents referred to in the Permitted Exceptions and one-half of the cost of the deed and money escrow. Purchaser shall pay all recording costs of the deed, the endorsements to the title policy (including extended coverage), money lender's escrow fees and one-half of the cost of the deed and money escrow. Any municipal transfer taxes shall be split equally between Seller and Purchaser. Any other fees and charges shall be apportioned according to prevailing local custom.

     6.4 Possession. Subject to the rights of Tenants under the Leases, possession of the Property shall be delivered to Purchaser on the date of Closing and Seller shall thereupon deliver to Purchaser the originals of all Leases for Tenants of the Property, all correspondence with Tenants and any Tenant ledger cards, supplies and advertising materials, booklets, keys, or other items used in connection with operation of the Property.

     6.5 Closing Documents. As part of the Closing, Seller shall deliver to
Purchaser: (a) an assignment of leases; (b) an assignment of any other contracts, warranties, or rights relating to the Property; (c) letters to the Tenants at the Property instructing the Tenants to pay rent to Purchaser and recognize Purchaser as landlord under their Leases; (d) an affidavit in form that Seller is not a "foreign person" within the meaning of Section 1445(e) of the Internal Revenue Code of 1986; the foregoing

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to be in form prepared by Purchaser and reasonably satisfactory to Seller, with an indemnity as to subsections (a) and (b) above, from Purchaser as to obligations accruing subsequent to Closing and from Seller as to obligations accruing on or prior to Closing; and (e) an Illinois bulk sale tax release or other reasonable evidence that regarding the release of bulk sales tax liability. Seller shall also provide an affidavit of title, the Title Policy, and the updated Survey, and such other documents as are reasonably required by Purchaser.

     6.6 Proration of Service Charges. To the extent Seller, as opposed to Tenants, is responsible for payment of utility charges, Seller will have utility meters read as of the Closing Date. To the extent that this is not possible and to the extent that any other obligation for continuing services is incurred, and statements are rendered for such services covering periods both before and after the Closing Date, the amount will be adjusted between the parties as of the Closing Date on a time-elapsed basis. Seller will forward any such statements which it receives to Purchaser and Purchaser shall pay its proportionate share. Seller will remit to Purchaser its proportionate share immediately upon demand.

     6.7 Estoppel Letters. Seller shall deliver to Purchaser promptly upon receipt, but not later than the date of Closing, an estoppel letter addressed to Seller, and assignable to Purchaser and Purchaser's lender, from Kmart, Eagle and Tenants occupying 70% of the remaining square footage of the Shopping Center substantially in the form of Exhibit C attached hereto and containing information substantially in conformance with the Leases and not in violation of the representations hereunder, provided, however, that Seller shall use reasonable efforts to obtain estoppel letters from all Tenants. To the extent an estoppel letter is not obtained, Seller shall certify such estoppel letter, except if said estoppel letter is Kmart or Eagle. Notwithstanding anything to the contrary contained in this Agreement and to the extent an estoppel letter from any Tenant contains information which is
(i) not in conformance with the Lease to which the estoppel letter corresponds, or (ii) is in violation of a representation hereunder, Seller will use reasonable efforts to resolve the nonconformity prior to Closing or Seller will indemnify Purchaser against any claim, cost or loss as a result of such nonconformity. The Fund will be available to Purchaser for any loss or cost covered by Seller's

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indemnity hereunder. Purchaser agrees to accept and approves the estoppel letter submitted by Eagle Foods dated December 11, 1996 (subject to Purchaser's review of items 2, 3, 4, 5, 6, 9, 10, and 11 listed on Exhibit A to the estoppel letter). Purchaser agrees to raise any issues it has with regard to any estoppel letter within five (5) days of Purchaser's receipt of such estoppel letter.

     7. Board of Directors Approval. This Agreement and Purchaser's and Seller's obligations hereunder shall be contingent upon Purchaser obtaining the approval of its board of directors to acquire the Property on or before December 20, 1996. If Purchaser does not inform Seller in writing on or before December 20, 1996 that the board of directors have not approved the acquisition of the Property, this contingency shall be deemed expired and Purchaser shall be deemed to have elected to proceed with this transaction upon the terms and conditions contained herein.

     8. Miscellaneous.

     8.1 Modifications. This Agreement can be amended only in writing and supersedes any and all agreements between the parties hereto regarding the Property which are prior in time to this Agreement.

     8.2 Casualty and Condemnation. If the improvements on the Property are destroyed or damaged to the extent that repairs cost in excess of $150,000, or if condemnation proceedings are commenced against the Property or any part thereof, between the date hereof and the Closing, Purchaser may terminate this Agreement. If Purchaser elects to accept the Property in its then condition, all proceeds of insurance or condemnation awards payable to Seller by reason of such damage or condemnation shall be paid or assigned to Purchaser, except that Purchaser shall pay to Seller one half of all insurance proceeds in excess of the amount necessary to repair the Property. If Purchaser elects to terminate this Agreement, insurance proceeds or condemnation awards recovered by Seller in excess of the purchase price shall be divided equally between Seller and Purchaser. In the event of any other damage to the Property the repairs of which shall not exceed $150,000, which damage Seller is unwilling or unable to repair prior to Closing, Purchaser shall accept the Property in its then condition, in which case Purchaser shall be entitled to a reduction in the purchase price to the

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extent of the cost of repairing such damage, as certified by an independent contractor selected by the parties.

     8.3 Time of Essence. Time is of the essence of this Agreement.

     8.4 Notices. All tenders and any notice required or permitted to be given under this Agreement shall be in writing and shall be said to have been given as of: (I) the date of personal delivery; (ii) when deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required; (iii) when delivered by a private contract carrier; or (iv) when send by facsimile (provided such notice is also send by one of the above referenced methods of delivery), as the case may be, and addressed as follows:

     If to Purchaser:   Inland Real Estate Corporation
                        2901 Butterfield Road
                        Oak Brook, Illinois 60521
                        Attn: Steven D. Sanders

     with a copy to:    Inland Real Estate Corporation
                        2901 Butterfield Road
                        Oak Brook, Illinois 60521
                        Attn: Gary Pechter

     If to Seller:      c/o Klaff Realty LP
                        111 West Jackson Boulevard
                        Suite 1300
                        Chicago, Illinois 60604
                        Attn: Mr. Hersch M. Klaff

     with a copy to:    D'Ancona & Pflaum
                        30 North LaSalle Street
                        Chicago, Illinois 60602
                        Attn: Marc S. Joseph

Either party may by notice to the other designate a different address. Any notice sent (i) by registered or certified mail shall be deemed effective five
(5) days after deposit thereof, as aforesaid, (ii) by personal delivery or facsimile shall be deemed effective upon delivery or transmission, and (iii) by private contract carrier shall be deemed effective one (1) business day after deposit thereof, as aforesaid.


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     8.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, and assigns of the parties hereto, provided Purchaser may not assign its rights or obligations hereunder without the prior written consent of Seller.

     8.6 Governing Law. The performance and interpretation of this Agreement shall be controlled by the law of the State of Illinois.

     8.7 Continuation Until Closing. Between the date of execution of this Agreement and the Closing, Seller shall keep and perform all of the obligations to be performed by landlord under any leases or applicable laws. Seller shall not permit or consent to any new leases, amendments, or subleases or contracts (which will survive the Closing) without first submitting them to Purchaser for Purchaser's approval, which approval shall not be unreasonably withheld. Purchaser shall have five (5) days after receipt of Seller's request accompanied by copies of such lease, amendment, sublease or contract to notify Seller of its approval of such leases, amendments, subleases or contract, and in the event that Purchaser does not so notify Seller, the leases, amendments subleases or contract, as the case may be, shall be deemed approved. Seller shall maintain or cause the Tenants to maintain the Property and personal property in condition at least as good as at the time of this Agreement and will otherwise operate the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property.

     8.8 Brokers. Seller and Purchaser each (a) represents and warrants to the other that it has not dealt with any broker or finder in connection with the transaction contemplated by this Agreement other than the party, if any, to be paid a commission as specified in Paragraph 8.l2, and (b) agrees to indemnify and hold the other harmless from and against any losses, damages, costs, or expenses (including attorneys' fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.

     8.9 Attorneys' Fees. If any action is brought by either party against the other party, the party in whose favor final judgment shall be entered shall be entitled to recover court costs incurred and reasonable attorneys' fees, at trial, upon appeal and on any petition for review.

     8.10 Exculpation Clause. The obligations of Seller contained herein are intended to be binding only on the Property shall not be personally binding upon, nor shall any resort be had to the properties of, any partner, shareholder, officer, director, employee, advisor or agent of Seller or any other property or asset owned by Seller. All documents to be executed by Seller shall also contain the foregoing exculpation.

     8.11 Remedies for Non-Performance. If Seller defaults hereunder, Purchaser's sole remedies shall be to either terminate this Agreement and receive the return of the Deposit or enforce specific performance of this Agreement, except as provided in Paragraph 5.3 above; provided, however, that if the breach is wilful or intentional, Purchaser may pursue any rights it may have in law or in equity provided the recovery against Seller can not exceed $200,000. If said sale is not consummated because of a default under this Agreement solely on the part of Purchaser, the Deposit shall be paid to and retained by Seller as liquidated damages and as Seller's sole remedy. The parties have agreed that Seller's actual damages, in the event of Purchaser's default, would be extremely difficult or impracticable to determine. Therefore, by placing their initials below, the parties acknowledge that the Deposit has been agreed upon, after negotiation, as the parties' reasonable estimate of Seller's damages and as Seller's exclusive remedy against Purchaser, at law or in equity, in the event of such a default under this Agreement solely on the part of Purchaser.

INITIALS:   SELLER /s/   PURCHASER /s/
                  ----            ----

     8.12 Brokers Commission. Seller agrees to pay the commissions due Holmes-Barile for services rendered in effecting the sale in the amount of $79,721.00

     8.13 Continuation and Survival. All representations, warranties and covenants by the respective parties contained in this Agreement or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the Closing. All of Seller's representations, warranties and covenants contained herein, as well as all claims, damages or injury for the breach shall survive the date of Closing for a period of twelve ( 12) months and any claim by Purchaser of a breach by Seller of a representation, warranty or covenant must be asserted by Purchaser within such twelve (12) month period, provided, however, that the representations set forth in Sections 5.1
(b) and (c)
shall survive forever. At the Closing (as hereinafter defined), Seller agrees to escrow $200,000 of the purchase price (the "Fund") with Escrow Holder pursuant to escrow instructions mutually acceptable to Seller and Purchaser, to secure Seller's post-closing representation, warranty or covenant obligations. The funds in the escrow shall be invested on behalf of Seller and shall be returned to Seller at the end of such twelve (12) month period; provided no claim is made with respect to the Fund within such twelve (12) month period, in which case the amount in the Fund shall be returned to Seller when such claim has been resolved.

     8.14 Merger of Prior Agreements. This Agreement constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter of this Agreement.

     8.15 Invalidity of Provisions. In the event any provisions of this Agreement are declared invalid or are unenforceable for any reason, such provisions shall be deleted from such document and shall not invalidate any other provision.

     8.16 Entry and Indemnity. In connection with any prior or further entry by Purchaser, or its agents, employees or contractors onto the Property, Purchaser shall give, or shall have given, Seller reasonable advance notice of such entry and shall conduct, or shall have conducted, such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller's business and the business of Seller's tenants and otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing, Purchaser shall give, or shall have given, Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall approve or disapprove the proposed testing (if invasive) within three (3) business days after receipt of such notice. If Purchaser or its agents, employees or contractors take, or have taken, any sample from the Property in connection with any such approved testing, Purchaser shall provide, or shall have provided, to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller or its representative may be present to observe any testing or other inspection performed at the Property. In the event this Agreement is terminated, Purchaser shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by any independent third party contractors hired by or on behalf of Purchaser or its agents, employees or contractors. Purchaser shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Purchaser, its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Purchaser shall provide Seller with evidence of such insurance coverage upon request by Seller. Purchaser shall indemnify and hold Seller, its officers, employees, shareholders, directors, partners, members, managers and agents harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorney's fees) arising out of or relating to any entry on the Property by Purchaser, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement whether prior to or after the date hereof. The foregoing indemnity shall survive beyond the Closing for one (1) year, or if the sale is not consummated, beyond the termination of this Agreement for a period of three (3) years.

     8.17 Confidentiality. Purchaser agrees to keep all information relating to the Property, Seller and this Agreement confidential in accordance with the terms of that certain Confidentiality Agreement executed by Purchaser dated November 12, 1996.

     8.18 Recording. This Agreement shall not be filed of record by or on behalf of Purchaser in any office or place of public record unless Seller is in default hereunder and, if Purchaser shall violate the terms hereof by recording or attempting to record the same, such act shall not operate to bind or cloud the title to the Property.

     8.19 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by reason of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. Each party acknowledges and waives any claim, contesting the existence and the adequacy of the consideration given by the other in entering into this Agreement.

     8.20 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     8.21 Execution of Agreement. In the event that this Agreement is not executed by Purchaser and received by Seller by 5:00 P.M. Central Daylight Time on December 20, 1996, this Agreement shall become null and void.

     8.22 Headings. Headings and captions have been inserted for convenience and shall in no manner modify or limit the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

Dated: December 20, 1996.               Dated: December 20, 1996.
                --                                      --

SELLER:                                 PURCHASER:

KBS Retail Limited Partnership,         Inland Real Estate Corporation,
a Delaware limited partnership          a Maryland corporation

                                        By: /s/
                                           -------------------------
                                           Its:
                                               ---------------------

By:     HKK-I, L.P., an Illinois
        limited partnership,
        a general partner

        By:     HKK-I, Inc., an
                Illinois corporation,
                its general partner

                By: /s/
                   -----------------------
                   Its:
                        ------------------